Exhibit 99.1

Novavax Appoints Rachel King to Board of Directors

Gaithersburg, MD, November 1, 2018 – Novavax, Inc., (Nasdaq: NVAX) today announced the appointment of Rachel King, Co-Founder and Chief Executive Officer of GlycoMimetics, Inc., to its Board of Directors. In addition to extensive experience as an executive in the biotechnology industry, Mrs. King has also worked in the venture capital side of life sciences, and has held executive positions within a global multinational pharmaceutical company.

“We are thrilled to welcome Rachel to our Board,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “Her broad experience with late-stage assets will undoubtedly be valuable as we prepare for clinical data readouts in the first quarter of 2019 from our two lead programs, ResVax™ and NanoFlu™.”

Before founding GlycoMimetics, Inc. in 2003, Mrs. King was an Executive in Residence at New Enterprise Associates (NEA), one of the nation’s leading venture capital firms. Mrs. King joined NEA after serving as a Senior Vice President of Novartis Corporation. Before Novartis, Mrs. King spent ten years with Genetic Therapy, Inc. (GTI) through the company’s early stage, initial public offering, and eventual sale to Novartis, after which she ran GTI as a wholly owned subsidiary of Novartis. Mrs. King worked previously at ALZA Corporation and Bain and Company.

“I am excited to join the Novavax Board,” said Mrs. King. “I look forward to contributing to the company’s efforts of advancing these important vaccines as they approach potential licensure.”

Mrs. King currently serves on the executive committee of the Biotechnology Innovation Organization (BIO). She also sits on the Board of Directors of the University of Maryland BioPark. Mrs. King received her Bachelors of Arts degree from Dartmouth College and her Masters in Business Administration from Harvard Business School.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a late-stage biotechnology company that drives improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. ResVax™, its RSV vaccine for infants via maternal immunization, is the only vaccine in a Phase 3 clinical program and is designed to prevent the second leading cause of death in children under one year of age worldwide. Novavax is also advancing NanoFlu™, its quadrivalent influenza nanoparticle vaccine, to address key factors that can lead to the poor effectiveness of currently approved flu vaccines. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce a new class of highly immunogenic nanoparticles addressing urgent global health needs.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Contacts:

Investors

Novavax, Inc.

Erika Trahan

ir@novavax.com

240-268-2000

Westwicke Partners

John Woolford

john.woolford@westwicke.com

443-213-0506

Media

Sam Brown

Mike Beyer

mikebeyer@sambrown.com

312-961-2502